Exhibit 99.2

Contact: Lynn Liddle, Executive Vice President Communications and Investor Relations (734) 930-3008

FOR IMMEDIATE RELEASE

Domino’s, Inc. Sets Purchase Price in Tender Offer

for 8 1/4% Senior Subordinated Notes Due 2011

ANN ARBOR, Michigan – February 23, 2007 – Domino’s, Inc. announced today the total purchase price and tender offer consideration to be paid for its outstanding 8 1/4% Senior Subordinated Notes due 2011 (the “Notes”) that are validly tendered in the tender offer described in the Offer to Purchase and Consent Solicitation Statement dated February 7, 2007, and the related Consent and Letter of Transmittal (collectively, the “Tender Offer Documents”). The tender offer is subject to the terms and conditions set forth in the Tender Offer Documents, and is scheduled to expire at 12:01 a.m., New York City time, on Friday, March 9, 2007, unless extended.

The total purchase price to be paid for each validly tendered Note was determined using the yield of the 3.875% U.S. Treasury Note due July 31, 2007 (the reference U.S. Treasury Note), plus a fixed spread of 50 basis points. The yield on the reference U.S. Treasury Note, as calculated by J.P. Morgan Securities Inc., at 11:00 a.m., New York City time, on Friday, February 23, 2007, was 5.091%. Accordingly, the tender offer yield and the total purchase price per $1,000 principal amount of Notes are 5.591% and $1,048.50, respectively. The total purchase price is payable to holders of Notes in respect of Notes tendered by the Consent Payment Deadline, namely 5:00 p.m., New York City time, on February 23, 2007. Holders of Notes tendered after the Consent Payment Deadline and before the tender expiration date receive the tender offer consideration, namely the total purchase price less the consent payment of $20.00, or $1,028.50 per $1,000 principal amount of Notes. Payment of the total purchase price or tender offer consideration, as applicable, for validly tendered Notes plus accrued but unpaid interest thereon to, but not including, the date of payment, is expected to be made on Friday, March 9, 2007.

Requests for Tender Offer Documents or questions concerning the procedures for tendering Notes may be directed to Global Bondholder Services Corporation, as information agent for the tender offer, at 65 Broadway, Suite 723, New York, New York 10006. The information agent may be telephoned toll-free at (866) 804-2200 or collect at (212) 430-3774. The Dealer Managers for the tender offer are J.P. Morgan Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co. Questions regarding the tender offer and consent solicitation may be directed to J.P. Morgan Securities Inc., Attention: Liability Management Group at (866) 834-4666 (toll-free) or (212) 834-4077 (collect).

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About Domino’s:

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Through its primarily franchised system, Domino’s operates a network of 8,366 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $5.1 billion in 2006, comprised of $3.2 billion domestically and $1.9 billion internationally. Domino’s Pizza has been named "Chain of the Year" by Pizza Today magazine, the leading publication of the pizza industry and is the "Official Pizza of NASCAR®." More information on the Company, in English and Spanish, can be found on the web at http://www.dominos.com/.

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FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: uncertainties relating to the outcome of the tender offers; our ability to complete an ABS facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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